Exhibit (k)(1)

AMENDED AND RESTATED ADMINISTRATION AND FUND ACCOUNTING AGREEMENT

THIS AMENDED AND RESTATED ADMINISTRATION AND FUND ACCOUNTING AGREEMENT (the “Agreement”) is made as of this 1st day of April, 2026 (the “Effective Date”), by and between Hamilton Lane Private Infrastructure Fund, a Delaware statutory trust (the “Fund”), and UMB Fund Services, Inc., a Wisconsin corporation, its successors and assigns (the “Administrator”). For purposes of this Agreement, the term “Fund” shall include any wholly-owned subsidiary of the Fund, as listed in Schedule C, as may be amended or supplemented from time to time.

WHEREAS, the Fund is a closed-end management investment company registered under the 1933 Act and 1940 Act (as each defined below) and is authorized to issue Shares (as defined below); and

WHEREAS, the Fund and the Administrator entered into an agreement pursuant to which the Administrator provides Services (as defined below) to the Fund as of April 24, 2024 (the “Initial Agreement”); and

WHEREAS, the Fund and the Administrator are amending and restating the Initial Agreement to amend certain terms and add additional wholly-owned subsidiaries of the Hamilton Lane Private Infrastructure Fund.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.     Definitions      In addition to any terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1940 Act” shall mean the Investment Company Act of 1940, as amended.

“Authorized Person” shall mean any individual who is authorized to provide Administrator with Instructions and requests on behalf of the Fund, whose name shall be certified to Administrator from time to time pursuant to this Agreement. Any officer of the Fund shall be considered an Authorized Person (unless such authority is limited in a writing from the Fund and received by Administrator) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Administrator the names of the Authorized Persons from time to time.

“Board” shall mean the Board of Trustees of the Fund.

“By-Laws” shall mean the Fund’s By-Laws, including any amendments made thereto.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Declaration of Trust” shall mean the Declaration of Trust or other similar operational document of the Fund, as the case may be, as the same may be amended from time to time.

“Investment Adviser” shall mean the investment adviser or investment advisers to the Fund and includes all sub-advisers or persons performing similar services.

“Instructions” shall mean an oral communication from an Authorized Person or a written communication signed by an Authorized Person and actually received by Administrator. Instructions shall include manually executed originals, telefacsimile transmissions of manually executed originals or electronic communications.

“Prospectus” shall mean the current prospectus and statement of additional information with respect to the Fund (including any applicable amendments and supplements thereto) actually received by Administrator from the Fund with respect to which the Fund has indicated a Registration Statement has become effective under the 1933 Act and the 1940 Act.

“Registration Statement” shall mean any registration statement on Form N-2 at any time now or hereafter filed with the Commission with respect to any of the Shares and any amendments and supplements thereto which at any time shall have been or will be filed with the Commission.

“Services” shall mean the administration and fund accounting services described on Schedule A hereto and such additional services as may be agreed to by the parties from time to time and set forth in an amendment to Schedule A.

“Shares” shall mean such shares of beneficial interest of the Fund, or any class thereof, as may be issued from time to time.

“Shareholder” shall mean a record owner of Shares of the Fund.

2.      Appointment and Services

(a)       The Fund hereby appoints Administrator as administrator and fund accountant of the Fund and hereby authorizes Administrator to provide Services during the term of this Agreement and on the terms set forth herein. Subject to the oversight of the Board and utilizing information provided by the Fund and its current and prior agents and service providers, Administrator will provide the Services in accordance with the terms of this Agreement. Notwithstanding anything herein to the contrary, Administrator shall not be required to provide any Services or information that it believes, in its sole, reasonable discretion, to represent unethical or illegal activity. In no event shall Administrator provide any investment advice or recommendations to any party in connection with its Services hereunder.

(b)       Administrator may from time to time, in its reasonable discretion and at its own expense, appoint one or more other parties to carry out some or all of its responsibilities under this Agreement, provided that Administrator shall remain responsible to the Fund for all such delegated responsibilities in accordance with the terms and conditions of this Agreement, in the same manner and to the same extent as if Administrator were itself providing such Services.

(c)       Administrator’s duties shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Administrator hereunder. The Services do not include correcting, verifying or addressing any prior actions or inactions of the Fund or by any other current or prior agent or service provider. To the extent Administrator agrees to take such actions, those actions taken shall be deemed part of the Services.

(d)       It is understood that in determining security valuations, Administrator employs one or more pricing services, as directed by the Fund, to determine valuations of portfolio securities for purposes of calculating net asset values of the Fund. The Fund shall identify to Administrator the pricing service(s) to be utilized. If requested by the Fund, the Administrator shall price the securities and other holdings of the Fund for which market quotations or prices are available by the use of such pricing service(s).

For those securities where prices are not provided by the pricing service(s) utilized by Administrator, the Fund shall approve, in good faith, the procedures for determining the fair value of the securities. The Investment Adviser shall determine or obtain the valuation of the securities in accordance with those procedures and shall deliver to Administrator the resulting prices for use in its calculation of net asset values. When security valuations are so provided, the following provisions will also apply:

(i)       Valued securities are typically complicated financial instruments. There are many methodologies (including computer-based analytical modeling and individual security valuations) available to generate approximations of the market value of such securities and there is significant professional disagreement about which method is best. No evaluation method, including those used by Administrator and its suppliers, may consistently generate approximations that correspond to actual “traded” prices of the securities.

(ii)        Methodologies used to provide the pricing portion of certain data may rely on valuations, however, the Fund acknowledges that there may be errors or defects in the software, databases, or methodologies generating the valuations that may cause resultant valuations to be inappropriate for use in certain applications.

The Fund assumes all responsibility for edit checking, external verification of valuations, and ultimately the appropriateness of using data containing valuations, regardless of any efforts made by Administrator and its suppliers in this regard.

(e)        Subject to the terms of Section 8, and where applicable, the Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records which are maintained by Administrator for the Fund. To the extent required by Rule 31a-3 under the 1940 Act, Administrator hereby agrees that all records which it maintains for the Fund hereunder are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request.

(f)        Any resolution passed by the Board that affects accounting practices and procedures under this Agreement shall be effective upon written receipt of notice and acceptance by Administrator, not to be unduly delayed.

(g)       Nothing in this Agreement shall be deemed to appoint Administrator and its officers, directors and employees as the Fund’s attorney, form an attorney-client relationship or require the provision of legal advice. The Fund acknowledges that Administrator’s in-house attorneys exclusively represent Administrator and the Fund’s legal counsel will provide independent judgment on the Fund’s behalf. Because no attorney-client relationship exists between Administrator’s in-house attorneys and the Fund, any information provided to the Administrator’s in-house attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances, notwithstanding the provisions of Section 5. Administrator represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis and subject to the obligations of confidentiality set forth in Section 5.

3. Representations and Deliveries

(a)        The Fund shall deliver or cause the following documents to be delivered to Administrator:

(i)         A copy of the Declaration of Trust and By-laws and all amendments thereto, certified by a duly authorized person of the Fund;

(ii)      Copies of the Fund’s Registration Statement, as of the date of this Agreement, together with any applications filed in connection therewith;

(iii)       All other documents, records and information that Administrator may reasonably request in order for Administrator to perform the Services hereunder.

(b)       The Fund represents and warrants to Administrator that:

(i)       It is a statutory trust duly organized and existing under the laws of the State of Delaware; it is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement; and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(ii)       It is duly registered as a closed-end investment company under the 1940 Act.

(iii)       A Registration Statement under the 1933 Act will be effective before the Fund will issue Shares and will remain effective during such period as the Fund is offering Shares for sale. Additionally, appropriate state securities laws filings will be made before Shares are issued in any jurisdiction and such filings will continue to be made, with respect to Shares of the Fund being offered for sale.

(iv)       It will conduct its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained (or will timely obtain) all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its Declaration of Trust, By-laws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(c)       The Fund shall cause the Fund’s officers and trustees, and shall use its best efforts to cause the Fund’s Investment Adviser, legal counsel, independent accountants, transfer agent, custodian, distributor and other service providers and agents, past or present, to cooperate with Administrator and to provide Administrator with such information, documents and communications relating to the Fund as necessary and/or appropriate or as reasonably requested by Administrator, in order to enable Administrator to perform the Services. In connection with the performance of the Services, Administrator shall (without investigation or verification) be entitled and is hereby instructed to, rely upon any and all Instructions, communications, information or documents provided to Administrator by a representative of the Fund or by any of the aforementioned persons. Administrator shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Fund. Administrator shall not be held to have notice of any change of authority of any trustee, officer, agent, representative or employee of the Fund, Investment Adviser or service provider until receipt of written notice thereof from the Fund.

(d)        The Board and the Investment Adviser have and retain primary responsibility for all compliance matters relating to the Fund including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended, the USA PATRIOT Act of 2001, the Sarbanes-Oxley Act of 2002 and the policies and limitations of the Fund relating to the portfolio investments as set forth in the Prospectus. Administrator’s monitoring and other functions hereunder shall not relieve the Board and the Investment Adviser of their primary day-to-day responsibility for assuring such compliance. Notwithstanding the foregoing, the Administrator will be responsible for its own compliance with such statutes insofar as such statutes are applicable to the Services it has agreed to provide hereunder, and will promptly notify the Fund if it becomes aware of any non-compliance that relates to the Fund.  The Administrator shall provide the Fund with quarterly and annual certifications (on a calendar basis) with respect to the design and operational effectiveness of its compliance and procedures.

(e)        The Fund will notify Administrator of any discrepancy between Administrator and the Fund, including, but not limited to, failing to account for a security position in the Fund’s portfolio, upon the later to occur of: (i) three (3) business days after receipt of any reports rendered by Administrator to the Fund; (ii) three (3) business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three (3) business days after receiving notice from any Shareholder regarding any such discrepancy.

(f)        The Fund agrees that it shall advise Administrator in writing at least thirty (30) days prior to (or, if thirty days is not practicable, such shorter period as is reasonably necessary) affecting any change in any Prospectus which would materially increase or alter the duties and Administrator shall only be required to make any related adjustments to the Services resulting from such change once any necessary amendments to this Agreement have been mutually agreed to by the parties.

(g)       Administrator represents and warrants to the Fund that:

(i)     It is a corporation duly organized and existing under the laws of the State of Wisconsin; it is empowered under applicable law and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement; and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

(ii)      It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained (or will timely obtain) all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its operating documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement. Its execution, delivery or performance of this Agreement will not conflict with or violate (a) any provision of the organizational or governance documents of Administrator or (b) any law applicable to Administrator.

(iii)     Administrator shall maintain a disaster recovery and business continuity plan and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement. Upon the Fund’s reasonable request, Administrator shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the Services.

(iv)     It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(h)       The Administrator shall act as liaison with the Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules. The Administrator shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such auditors and accountants in a timely fashion for the expression of their opinion, as required by the Fund.

(i)       The Administrator agrees to comply (and to the extent the Administrator takes or is required to take action on behalf of the Fund hereunder shall cause the Fund to comply) with all applicable law, as well as all investment restrictions, policies and procedures adopted by the Fund. Except as set forth in this Agreement, the Administrator assumes no responsibility for such compliance by the Fund. The Administrator shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the Services provided.

4.       Fees and Expenses

(a)        As compensation for the performance of the Services provided in accordance with this Agreement, the Fund agrees to pay Administrator the fees set forth on Schedule B hereto. Fees shall be adjusted in accordance with Schedule B or as otherwise agreed to in writing by the parties from time to time. Fees shall be earned and paid monthly in an amount equal to at least 1/12th of the applicable annual fee. The parties may amend this Agreement to include fees for any additional services requested by the Fund, enhancements to current Services, or to add Funds. The Fund agrees to pay Administrator’s (as the parties may agree to in writing from time to time) rate for Services added to, or for any enhancements to existing Services set forth on, Schedule B after the execution of this Agreement (as the parties may agree to in writing from time to time). In addition, to the extent that Administrator corrects, verifies or addresses any prior actions or inactions by any Fund or by any prior service provider, Administrator shall be entitled to additional fees as provided in Schedule B. In the event of any disagreement between this Agreement and Schedule B related to fees, the terms of Schedule B shall control.

(b)        For the purpose of determining fees payable to Administrator, net asset value shall be computed in accordance with the Prospectus and resolutions of the Board. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should this Agreement be terminated (other than for cause on the part of the Administrator) or the Fund be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable.

(c)        Administrator will bear all expenses incurred by it in connection with its performance of Services, except as otherwise provided herein. Administrator shall not be required to pay or finance any costs and expenses incurred in the operation of the Fund, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of officers and trustees; Commission fees and state blue sky fees; advisory fees; charges of custodians, transfer agents, dividend disbursing and accounting services agents and Fund service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of Prospectuses, statements of additional information, supplements, notices, forms and applications and proxy materials for regulatory purposes and for distribution to current Shareholders; preparation, typesetting, printing, proofing and mailing and other costs of Shareholder reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Fund’s Shareholders and Trustees; fees and expenses associated with internet, e-mail and other related activities; and extraordinary expenses. Expenses incurred for distribution of Shares, including the typesetting, printing, proofing and mailing of Prospectuses for persons who are not Shareholders, will be borne by the Investment Adviser, except for such expenses permitted to be paid under a distribution plan adopted in accordance with applicable laws. Administrator shall not be required to pay any blue sky fees or take any related blue sky actions unless and until it has received the amount of such fees from the Fund.

(d)       The Fund also agrees to promptly reimburse Administrator for all out-of-pocket expenses or disbursements reasonably incurred by Administrator in connection with the performance of Services under this Agreement. Out-of-pocket expenses shall include, but not be limited to, those items specified on Schedule B hereto. If reasonably requested by Administrator, out-of-pocket expenses are payable in advance. Payment of postage expenses, if prepayment is reasonably requested, is due at least seven (7) days prior to the anticipated mail date, unless otherwise agreed. In the event Administrator reasonably requests advance payment, Administrator shall not be obligated to incur such expenses or perform the related Service(s) until payment is received.

(e)       The Fund agrees to pay all undisputed amounts due hereunder within thirty (30) days of receipt of each invoice (the “Due Date”). Except as provided in Schedule B, Administrator shall bill Service fees monthly, and out-of-pocket expenses as incurred (unless prepayment is requested by Administrator). Administrator may, at its option, arrange to have various service providers submit invoices directly to the Fund for payment of reimbursable out-of-pocket expenses.

(f)         The Fund is aware that its failure to remit to Administrator all amounts due on or before the Due Date may cause Administrator to incur costs not contemplated by this Agreement, including, but not limited to carrying, processing and accounting charges. Accordingly, in the event that Administrator does not receive any amounts due hereunder by the Due Date, the Fund agrees to pay a late charge on the overdue amount equal to one and one-half percent (1.5%) per month or the maximum amount permitted by law, whichever is less. In addition, the Fund shall pay Administrator’s reasonable attorney’s fees and court costs if any amounts due Administrator in the event that an attorney is engaged to assist in the collection of amounts due. Acceptance of such late charge shall in no event constitute a waiver by Administrator of the Fund’s default or prevent Administrator from exercising any other rights and remedies available to it.

(g)        In the event that any charges are disputed, the Fund shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify the Administrator in writing of any disputed charges for out-of-pocket expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the tenth (10th) business day after the day on which Administrator provides documentation which the parties hereto agree that an objective observer would agree reasonably supports the disputed charges (the “Revised Due Date”). Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.

(h)        The Fund acknowledges that the fees charged by Administrator under this Agreement reflect the allocation of risk between the parties, including the exclusion of remedies and limitations of liability in Section 6. Modifying the allocation of risk from what is stated herein would affect the fees that Administrator charges. Accordingly, in consideration of those fees, the Fund agrees to the stated allocation of risk.

5.       Confidential Information

(a)       The Administrator agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund all records relative to the Fund’s Investors, assets or liabilities, and all other Fund information that, due to the nature of the information or the circumstances of its disclosure can reasonably be inferred as being of a confidential or proprietary nature (collectively, the “Fund Confidential Information”), not to use such records and information for any purpose other than performance of the Services, and not to disclose such information except where the Administrator may be exposed to civil or criminal proceedings for failure to comply, when required to divulge such information by duly constituted authorities or court process, when subject to governmental or regulatory audit or investigation, or when so requested by the Fund. In case of any requests or demands for inspection of the records of the Fund, the Administrator will endeavor to notify the Investment Adviser promptly and to secure instructions from a representative of the Investment Adviser as to such inspection, unless prohibited by law from making such notification. Records and information which have become known to the public through no wrongful act of the Administrator or any of its employees, agents or representatives, and information which was already in the possession of the Administrator prior to the date hereof, and not subject to any confidentiality restrictions, shall not be subject to this Section. Administrator represents and warrants that it shall take and maintain adequate physical, electronic and procedural safeguards in connection with any use, storage, transmission, duplication or other process involving or derived from the Fund Confidential Information whether such storage, transmission, duplication or other process is by physical or electronic medium (including use of the Internet).

(b)       In connection with Administrator’s provision of the Services, the Fund may have access to and become acquainted with confidential and proprietary information of Administrator, including, but not limited to (a) client identities and relationships, compilations of information, records and specifications; (b) data or information that is competitively sensitive material, and not generally available to the public; (c) confidential or proprietary concepts, documentation, reports, or data; (d) information regarding Administrator’s information security program; and (e) anything designated as confidential (collectively, “Administrator Confidential Information”). Neither the Fund, the Investment Adviser, nor any of their officers, employees or agents shall disclose any of the Administrator Confidential Information, directly or indirectly, or use the Administrator Confidential Information in any way, for its own benefit or for the benefit of others, either during the term of this Agreement or at any time thereafter, except as required in the course of performing the duties of each party under this Agreement. The term “Administrator Confidential Information” does not include information that (a) becomes or has been generally available to the public other than as a result of disclosure by the Receiving Party; (b) was available to the Receiving Party on a non-confidential basis prior to its disclosure by the Disclosing Party or any of its affiliates; or (c) is independently developed or becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or its affiliates. The Fund represents and warrants that it shall take and maintain adequate physical, electronic and procedural safeguards in connection with any use, storage, transmission, duplication or other process involving or derived from the Administrator Confidential Information whether such storage, transmission, duplication or other process is by physical or electronic medium (including use of the Internet).

(c)       The provisions of this Section 5 will survive termination of this Agreement and will inure to the benefit of the parties and their successors and assigns.

6.       Limitation of Liability

(a)        The Administrator shall exercise due care and reasonable care in good faith and in accordance with reasonable commercial standards in discharging its duties hereunder.  Notwithstanding anything to the contrary in this Agreement, the Administrator shall be liable to the Fund for all losses, damages and reasonable costs and expenses suffered or incurred by such Fund resulting from (i) the bad faith, gross negligence, fraud, (ii) reckless disregard in the performance of its duties and obligations under this Agreement, uncured material breach of this Agreement or willful misconduct of the Administrator (the “Standard of Care”), or (iii) Administrator’s indemnification obligations. Subject to the foregoing, Administrator shall not be liable for: (i) any action reasonably taken or omitted to be taken in accordance with or in reasonable reliance upon Instructions, communications, data, documents or information (without investigation or verification) received by the Administrator from an officer or representative of the Fund, or from any Authorized Person; (ii) any action taken or omission by the Fund, Investment Adviser, any Authorized Person or any past or current service provider; or, (iii) its reliance on the security valuations without investigation or verification provided by pricing service(s), the Investment Adviser or representatives of the Fund (not including Administrator), provided that such action taken or omission by the Fund and/or the Investment Adviser is the sole cause of the resulting damages. Administrator shall be liable to the Fund for such breaches of confidentiality that are (a) solely and directly caused by Administrator and (b) to the extent that a party brings suit against the Fund or Investment Adviser related to such breach and (c) subject to the limitations in section 6(c) below. In not event will Administrator’s liability under the preceding sentence exceed the amount paid for Services during the one-year period ending on the date of such breach.

(b)        Notwithstanding anything herein to the contrary, each party hereto will be excused from its obligation to perform any Service or obligation required of it hereunder for the duration that such performance is prevented by events beyond its reasonable control and shall not be liable for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused thereby, provided that the Administrator will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its reasonable control.

(c)        In no event and under no circumstances shall any party hereto be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

(d)       The obligations of the parties under Section 6 shall indefinitely survive the termination of this Agreement.

7.        Indemnification

(a)       The Fund agrees to indemnify and hold harmless Administrator, and its nominees (collectively, the “Indemnified Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, fees, penalties, and other expenses (excluding attorney’s fees) of every nature and character (“Losses”) which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable by a third party (a “Claim”), arising out of or in any way relating to any of the following, except, in each case, to the extent a Claim resulted from Administrator’s breach of the Standard of Care:

(i)         any action or omission of Administrator in connection with the Services;

(ii)       Administrator’s reasonable reliance on, implementation of or use of, Instructions, communications, data, documents or information (without investigation or verification) received by Administrator from an officer or representative of the Fund, or from any Authorized Person;

(iii)       any action taken, or omission by the Fund, Investment Adviser, any Authorized Person or any past or current service provider (not including Administrator or its affiliates);

(iv)       any Claim that arises out of the Fund’s gross negligence or misconduct or breach of any representation or warranty of the Fund made herein; and

(v)        its reliance on the security valuations without investigation or verification provided by pricing service(s), the Investment Adviser or representatives of the Fund.

(b)        Administrator agrees to indemnify and hold harmless the Fund, its employees, agents, officers, directors and shareholders (collectively, “Fund Indemnified Parties”) from and against any and all claims, demands, actions and suits, and any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Fund Indemnified Party or for which any Fund Indemnified Party may be held liable, arising out of or in any way relating to, the Administrator’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from the Administrator’s reckless disregard of its obligations and duties under this Agreement.

(c)       The party seeking indemnification will notify the indemnifying party promptly after identifying any situation which it believes presents or appears likely to present a Claim for which the indemnifying party may be required to indemnify or hold the party seeking indemnification harmless hereunder. In such event, the indemnifying party shall have the option to defend the party seeking indemnification against any Claim, and, in the event that the indemnifying party so elects, such defense shall be conducted by counsel chosen by the indemnifying party and approved by the party seeking indemnification in its reasonable discretion. The party seeking indemnification shall not confess any Claim or make any compromise in any case in which the indemnifying party will be asked to provide indemnification, except with the indemnifying party’s prior written consent. The indemnification agreement contained in this Section 7 and each party’s representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of either party, and shall survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to the benefit of the parties hereto, to the benefit of each Indemnified Party and their estates and permitted successors. The Fund agrees to promptly notify Administrator of the commencement of any litigation or proceedings against the Fund or any of its officers or directors in connection with the issue and sale of any of the Shares.

(d)       The obligations of the parties under this Section 7 shall indefinitely survive the termination of this Agreement.

8.       Term

(a)        The initial term of this Agreement began as of April 24, 2024 and shall continue in effect with respect to the Fund for a two-year period ending on April 23, 2026 (the “Initial Term”). Thereafter, if not terminated as provided herein, the Agreement shall continue automatically in effect as to the Fund for successive annual periods (each a “Renewal Term”).

(b) In the event this Agreement is terminated by the Fund prior to the end of the Initial Term, or any subsequent Renewal Term, the Fund shall be obligated to pay Administrator the remaining balance of the fees payable to Administrator under this Agreement through the end of the Initial Term or Renewal Term, as applicable. Notwithstanding the foregoing, either party may terminate this Agreement at the end of the Initial Term or at the end of any successive Renewal Term (the “Termination Date”) by giving the other party a written notice not less than sixty (60) days’ prior to the end of the respective term. Notwithstanding anything herein to the contrary, upon the termination of the Agreement as provided herein or the liquidation, merger or acquisition of the Fund, Administrator shall deliver the records of the Fund to the Fund or its successor service provider at the expense of the Fund in a form that is consistent with Administrator’s applicable license agreements, and thereafter the Fund or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Fund shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor service provider, including all reasonable trailing expenses incurred by Administrator. In addition, in the event of termination of this Agreement, or the proposed liquidation, merger or acquisition of the Fund, and Administrator’s agreement to provide additional Services in connection therewith, Administrator shall provide such Services and be entitled to such compensation as the parties may mutually agree. Administrator shall not reduce the level of service provided to the Fund prior to termination following notice of termination by the Fund.

9.       Power of Attorney

The Fund hereby grants to Administrator the limited power of attorney on behalf of the Fund to sign blue sky forms and related documents in connection with the performance of Services under this Agreement.

10.       Termination of HLPIF DE Blocker LLC Agreement

Effective as of the Effective Date, the Administration and Fund Accounting Agreement between the Administrator and HLPIF DE Blocker LLC dated as of March 27, 2024 (the “Prior Blocker Agreement”) shall be terminated and of no further force or effect, except for such provisions of the Prior Blocker Agreement which are expressly stated to survive termination of the Prior Blocker Agreement.

11.       Miscellaneous

(a)       Any notice required or permitted to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given when received by the other party as set forth below. Such notices shall be sent to the addresses listed below, or to such other location as either party may from time to time designate in writing:

If to Administrator:	UMB Fund Services, Inc.
235 West Galena Street
Milwaukee, WI 53212
Attention: Legal Department

If to the Fund:	c/o Hamilton Lane Advisors, L.L.C.
Seven Tower Bridge
110 Washington Street
Suite 1300
Conshohocken, PA 19428
Attention: General Counsel

If notice is sent by electronic delivery or facsimile, it shall be deemed to have been given immediately (contingent upon confirmed receipt by the intended recipient). If notice is sent by first-class mail, it shall be deemed to have been given five days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

(b)        This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.

(c)       This Agreement shall be governed by Delaware law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which is determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

(d)       This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(e)       The services of Administrator hereunder are not deemed to be exclusive. Administrator may render administration and fund accounting services and any other services to others, including other investment companies.

(f)        The captions in the Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(g)       This Agreement is executed by the Fund and the obligations hereunder are not binding upon any of the trustees, officers or Shareholders individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund. The Fund’s Certificate of Trust is on file with the Secretary of State of Delaware.

(h)       This Agreement and the Schedules incorporated herein constitute the full and complete understanding and agreement of Administrator and the Fund and supersedes all prior negotiations, understandings and agreements with respect to fund accounting and administration services.

(i)       Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

(j)        Administrator shall retain all right, title and interest in any and all computer programs, screen formats, report formats, procedures, data bases, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks and other related legal rights provided, developed or utilized by Administrator in connection with the Services provided by Administrator to the Fund hereunder.

(k)        This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party.

(l)        The person signing below represents and warrants that he/she is duly authorized to execute this Agreement on behalf of the party on whose behalf such person is signing.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized person as of the day, month and year first above written.

HAMILTON LANE PRIVATE INFRASTRUCTURE FUND
(the “Fund”)

By:	/s/ Keith Kleinman
Name:	Keith Kleinman
Title:	Assistant Secretary

UMB FUND SERVICES, INC.
(“Administrator”)

By:	/s/ Maureen Quill
Name:	Maureen Quill
Title:	Executive Vice President

Schedule A-1

to the

Amended and Restated

Administration and Fund Accounting Agreement

by and between

Hamilton Lane Private Infrastructure Fund

and

UMB Fund Services, Inc.

APPLICABLE TO THE: Hamilton Lane Private Infrastructure Fund

SERVICES

Subject to the oversight of, and utilizing information provided by the Fund, Investment Adviser, and the Fund’s agents, the Administrator will provide the following services:

Fund Accounting

1.	Cash Processing:

a.	Provide the Investment Adviser, sub-adviser(s), and/or delegate with a daily report of cash and projected cash;

b.	Maintain cash and position reconciliations with custodian(s) and prime brokers.

2.	Investment Accounting and Securities Processing:

a.	Maintain daily portfolio records for the Fund, using security information provided by the Investment Adviser or sub-adviser(s);

b.	On a daily basis, process non-discretionary corporate action activity and discretionary corporate action activity upon receipt of instructions from the Investment Adviser;

c.	On each day a net asset value is calculated, record the prices for every portfolio position using sources approved by the Board;

d.	On each business day, record interest and dividend accruals, on a book basis, for the portfolio securities held in the Fund and calculate and record the gross earnings on investments for that day. Account for daily or periodic distributions of income to shareholders and maintain undistributed income balances each day;

e.	On each business day, determine gains and losses on portfolio securities sales on a book basis. Account for periodic distributions of gains to shareholders of the Fund and maintain undistributed gain or loss balance as of each day;

f.	Provide the Investment Adviser with standard daily/periodic portfolio reports for the Fund as mutually agreed upon.

3.	General Ledger Accounting and Reconciliation:

a.	On each business day, calculate the amount of expense accruals according to the methodology, rates or dollar amounts provided by the Investment Adviser or the Administrator. Account for expenditures and maintain accrual balances at a level of accounting detail specified by the Investment Adviser;

b.	Account for purchases, sales, exchanges, transfers, reinvested distributions, and other activity related to the shares of the Fund as reported by the Fund’s Transfer Agent. Reconcile activity to the transfer agency records;

c.	Review outstanding trade, income, or reclaim receivable/payable balances with the appropriate party;

d.	Maintain and keep current all books and records of the Fund as required by Section 31 of the 1940 Act, and the rules thereunder, in connection with the Administrator’s duties hereunder.

4.	Compute NAV in accordance with Fund procedures:

a.	Calculate the net asset value per share and other per-share amounts on the basis of shares outstanding reported by the Fund’s Transfer Agent.

b.	Issue daily reports detailing per share information of the Fund to such persons (including Transfer Agent, NASDAQ and other reporting agencies) as directed by the Investment Adviser.

Fund Administration

Subject to the direction of and utilizing information provided by the Fund, the Investment Adviser, and the Fund’s agents, the Administrator will provide the services listed below. The Administrator’s provision of these services shall not relieve the Fund and the Fund’s Investment Adviser of their primary day-to-day responsibility for assuring such compliance. The Administrator’s ability to provide information regarding compliance with respect to applicable rules and regulations may be limited by the characteristics of the Fund’s investments.

The Administrator shall perform the following duties on behalf of the Fund:

1.	General Fund Management

a.	Provide appropriate personnel, office facilities, information technology, record keeping and other resources as necessary for the Administrator to perform its duties and responsibilities under this agreement;

b.	Act as liaison among all Fund service providers.

2.	Coordinate Board activities

a.	Develop with legal counsel and the secretary of the Fund an agenda and draft resolutions for each quarterly Board meeting;

b.	Prepare Board reports based on financial and administrative data as requested by the Board. Coordinate the preparation of electronic board books for quarterly Board meetings;

c.	Attend quarterly Board meetings, either in person or telephonically, and prepare a first draft of the quarterly meeting minutes, as requested by the Board.

3.	Financial Reporting and Audits

a.	Prepare quarterly, semi-annual and annual schedules and financial statements including schedule of investments and the related statements of operations, assets and liabilities, changes in net assets and cash flow (if required), and financial highlights to each financial statement;

b.	Draft footnotes to financial statements for approval by the Fund’s officers and independent accountants;

c.	Provide facilities, information and personnel as necessary to accommodate annual audits with the Fund’s independent accountants or examinations by the SEC or other regulatory authorities.

4.	Compliance

a.	From time to time as the Administrator deems appropriate (but no less frequently than quarterly), check the Fund’s compliance with the policies and limitations of the Fund relating to the portfolio investments as set forth in the Fund’s Offering Memorandum and Statement of Additional Information (but these functions shall not relieve the Fund’s Portfolio Managers, if any, of their primary day-to-day responsibility for assuring such compliance);

b.	Monitor Fund activity for compliance with subchapter M under the Internal Revenue Code (but these functions shall not relieve the Fund’s Portfolio Managers, if any, of their primary day-to-day responsibility for assuring such compliance). Compliance testing is dependent on receiving necessary information from any underlying investment.

5.	Expenses

a.	Prepare annual Fund-level and class-level budgets and update on a periodic basis;

b.	Coordinate the payment of expenses;

c.	Establish accruals and provide to the Fund’s Fund Accountant;

d.	Provide expense summary reporting as reasonably requested by the Fund.

6.	Filings

a.	Provide the following for Form N-1A or Form N-2 filings and required updates:

i.	Preparation of expense table;

ii.	Performance information;

iii.	Preparation of shareholder expense transaction and annual fund operating expense examples; and

iv.	Investment Advisor and trustee fee data.

b.	Subject to having received all relevant information from the Fund and upon the advice and direction of Fund counsel, prepare Form N-PX and provide to Fund counsel for its review; upon the advice and direction of Fund counsel, file Form N-PX with the Commission as required;

c.	Assist in compiling exhibits and disclosures for Form N-CEN and Form N-CSR and file when approved by the principal officers of the Fund;

d.	Subject to having received all relevant information regarding holdings, risk metrics, and liquidity buckets, compile data and prepare, maintain, and file timely N-PORT reports with the SEC; each Fund hereby agrees as follows with respect to the data provided by Bloomberg in connection with Form N-PORT (“Data”):

i.	To comply with all laws, rules and regulations applicable to accessing and using Data;

ii.	To not extract the Data from the view-only portal;

iii.	To not use the Data for any purpose independent of the Form N-PORT (use in risk reporting or other systems or processes);

iv.	To permit audits of the use of the Data by Bloomberg, its affiliates, or at your request, a mutually agreed upon third-party auditor; and

v.	To exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to your receipt or use of the Data.

e.	Compile data, prepare timely notices and file with SEC pursuant to Rule 24f-2, if applicable;

f.	Prepare and file exhibit Part F of Form N-PORT;

g.	File Rule 17g-1 fidelity bond filing when received from the Fund or broker;

h.	For closed-end funds, prepare and file periodic tender offers.

7.	Other

a.	Calculate dividend and capital gain distributions, subject to review and approval by the Fund’s officers and independent accountants;

b.	Calculate standard performance, as defined by Rule 482 of the Investment Company Act of 1940, as requested by the Fund;

c.	Report performance and other portfolio information to outside reporting agencies as directed by the Investment Adviser;

d.	Assist in securing and monitoring the directors and officers liability coverage and fidelity bond for the Fund;

e.	Provide periodic updates on recent accounting and regulatory events affecting the Fund and/or Investment Adviser;

f.	Assist the Fund during SEC audits, including providing applicable documents from the SEC’s document request list;

g.	Maintain a regulatory compliance calendar (initially provided by the Fund’s CCO) listing various Board approval and SEC filing dates.

Regulatory Administration

Subject to the direction of and utilization of information provided by the Fund, the Investment Adviser and fund counsel, UMB Fund Services will provide the following services on behalf of the Fund(s):

1.	Prepare initial draft of annual (or as required) update to registration statement;

a.	Manage review and comment process with adviser, fund counsel, auditors, distributor and other parties;

b.	Update Part C and include relevant exhibits;

c.	Obtain auditor’s consent for filing of financial statements;

2.	Coordinate board materials, as required;

3.	Prepare initial draft supplements to the Fund’s registration statement, for review and approval by fund counsel, the adviser and the distributor;*

4.	Subject to direction by fund counsel, and upon information provided by the Fund’s applicable directors or officers, assist with filing Forms 3, 4 or 5 under Section 16, as required;

5.	Prepare filings necessary to de-register the fund(s).

6.	Coordinate EDGAR filings of required forms, as agreed to with the adviser.

Additional services available but not included in the above are (specific charges to be agreed to by the parties):

1.	Daily compliance testing and reporting;

2.	Electronic board book portal;

3.	FIN 48 documentation and review;

4.	Multi-manager reporting;

5.	Assisting the Fund in preparing and filing reports that need to be filed in XBRL format;

6.	Prepare draft minutes for additional Board meetings (beyond standard quarterly Board meetings);

7.	Other special projects as agreed to by the parties.

Blue Sky State Filings

Prepare and file state securities qualification/notice compliance filings, with the advice of the Fund’s legal counsel, upon and in accordance with instructions from the Fund, which instructions will include the states to qualify in, the amounts of shares to initially and subsequently qualify and the warning threshold to be maintained; promptly prepare an amendment to the Fund’s notice permit to increase the offering amount as necessary.

Schedule A-2

to the

Amended and Restated

Administration and Fund Accounting Agreement

by and between

Hamilton Lane Private Infrastructure Fund

and

UMB Fund Services, Inc.

APPLICABLE TO: Each Subsidiary on Schedule C hereto.

Fund Accounting

1.	Establish, maintain and review the administrative and procedural processes.

2.	Establish, maintain and review the general ledgers.

3.	Coordinate, execute and give third-party approval for all cash movements in accordance with the Funds’ offering documents. Provide cash reconciliations monthly or upon request.

4.	Receive and record all underlying investment transactions, including capital commitments, capital calls, draw-downs and distributions, and reconcile to all bank accounts monthly.

5.	Receive and record all underlying investment valuations and other pertinent information.

6.	Determine and periodically monitor the Fund’s income and expense accruals.

7.	Generate the financial reporting package as of each period-end.

Schedule B-1

to the

Amended and Restated

Administration and Fund Accounting Agreement

by and between

Hamilton Lane Private Infrastructure Fund

and

UMB Fund Services, Inc.

FEES

APPLICABLE TO THE: Hamilton Lane Private Infrastructure Fund

Fund Accounting –Daily Fund

■	Per master/stand-alone fund, per year:

❑	First $200 million in assets	6 basis points, plus
❑	Next $100 million in assets	4 basis points, plus
❑	Assets over $300 million	3 basis points
Subject to a minimum annual fee		$40,000

■	Acquired Fund Fee & Expenses (AFFE) – per underlying fund holding	$50

Fund Administration

■	Per master/stand-alone fund, per year:

❑	First $100 million in assets	4 basis points, plus
❑	Next $100 million in assets	2.5 basis points, plus
❑	Next $100 million in assets	2 basis points, plus
❑	Assets over $300 million	1 basis point
Subject to a minimum annual fee		$40,000

Regulatory Administration

Per-fund, per year	$6,000

N-PORT and N-CEN Service Fees

■	Annual fee per fund	$12,000
■	Annual data feeds from third party – out-of-pocket estimates[1]

❑	Security master, per fund (if applicable)	$1,400
❑	Risk data (if applicable)[2,3]	$1,400

1 Per -service fees are subject to increase by vendor. Such increases will be applied when effective.

2 Applies to funds with derivatives or at least 25% of net asset value in debt instruments.

3 Fee does not apply if advisor chooses not to use the third-party vendor to provide the data; however, advisor must provide fund holdings data in UMB’s required format by the 7th business day of each month.

Multi-Class Fee (all fund types)

For each class after the first, per month	$500

Online Board Books		One-time implementation/ training fee	Annual fee
■	Board license	$250	$500
■	User license (per user)	$350	$900

Fees shown are subject to change. Current fees will be applied at time of acceptance and may be adjusted at renewal. Subject to early termination fees.

Investor Portal and Web-based Document Mailing* – per fund family

■	One-time set-up fee	$10,000
■	Monthly maintenance fee	$1,000
■	Email notification, per investor	$.15
	* includes statements, 5498s, prospectuses, financial reports, etc.

Blue Sky

Per state filing	$150

Electronic Document Platform Support

■	One-time setup fee	included
■	Annual maintenance fee	included

Programming and Special Project Fees

Additional fees at $200 per hour, or as agreed upon by project, may apply for special programming or projects to meet your servicing requirements or to create custom reports or data extracts.

Other Expenses

Out-of-pocket expenses include but are not limited to normal recurring expenses such as pricing services; security master set-up services; corporate action services; factor services; EDGAR filing fees; design, typesetting and printing of shareholder reports and prospectuses; customized reporting; third-party data provider/research services costs (including but not limited to Gainskeeper, E&Y PFIC Analyzer, Bloomberg, GICS, MSCI, CUSIP, SEDOL); assistance in preparation of responses to IRS correspondence; statement paper; tax forms; envelopes; postage; express delivery charges; courier services; telephone charges; printing of reports; photocopying; binders; dividers; stationery; record retention/storage/retrieval; travel on behalf and request of the fund; bank account service fees and any other bank charges; DTCC/NSCC participant billing; customer identity check fees; and expenses, including but not limited to attorney’s fees, incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of UMB in its capacity as a service provider to the funds. Customized reports or excessive reporting requests may be charged in accordance with the current pricing schedule.

All fees, other than basis point fees, are subject to an annual escalation no greater than the increase in the Consumer Price Index–Urban Wage Earners (CPI). Such escalations shall be effective commencing one year from the effective date of each Fund and the corresponding date each year thereafter. No amendment of this fee schedule shall be required with each escalation. CPI will be determined by reference to the Consumer Price Index News Release issued by the Bureau of Labor Statistics, U.S. Department of Labor. The negotiation of amendments to the Agreement shall in no way serve to reduce or eliminate any prior escalations made pursuant to this paragraph.

Fees for services not contemplated by this schedule, including a material change in the scope of a service, will be negotiated on a case-by-case basis.

Schedule B-2

to the

Amended and Restated

Administration and Fund Accounting Agreement

by and between

Hamilton Lane Private Infrastructure Fund

and

UMB Fund Services, Inc.

APPLICABLE TO: Each Subsidiary on Schedule C hereto.

FUND ACCOUNTING

■	Per Subsidiary, per year:	$18,000

INVESTOR SERVICING

Subscriptions, redemptions, statement processing, etc.	Included

Programming and Special Project Fees

Additional fees at $200 per hour, or as quoted by project, may apply for special programming or projects to meet your servicing requirements or to create custom reports or data extracts.

Out-of-Pocket Expenses

Out-of-pocket expenses include but are not limited to normal recurring expenses such as pricing services, security master set-up services, corporate action services, third-party data provider/research services costs including Bloomberg, assisting with preparation of responses for IRS correspondence, envelopes, postage, express delivery charges, courier services, printing of reports, photocopying, stationery, record retention / storage / retrieval, travel on behalf and request of the fund, bank account service fees and any other bank charges, and expenses, including but not limited to attorney’s fees, incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of UMB in its capacity as a service provider to the funds.

All fees, other than basis point fees, are subject to an annual escalation equal to the increase in the Consumer Price Index–Urban Wage Earners (CPI). Such escalations shall be effective commencing one year from the effective date of the Agreement and the corresponding date each year thereafter. No amendment of this fee schedule shall be required with each escalation. CPI will be determined by reference to the Consumer Price Index News Release issued by the Bureau of Labor Statistics, U.S. Department of Labor. The negotiation of amendments to the Agreement shall in no way serve to reduce or eliminate and prior escalations previously made pursuant to this paragraph.

Fees for services not contemplated by this schedule will be negotiated on a case-by-case basis.

Schedule C

to the

Amended and Restated

Administration and Fund Accounting Agreement

by and between

Hamilton Lane Private Infrastructure Fund

and

UMB Fund Services, Inc.

Hamilton Lane Private Infrastructure Fund and its subsidiaries:

HL PIF Holdings LLC (effective as of April 24, 2024)

HL PIF Splitter LLC (effective as of August 2, 2024)

HL PIF DE Blocker LLC (effective as of the Effective Date)

HL PIF Cayman Blocker LP (effective as of October 4. 2024)